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                                                                 EXHIBIT 4(i)(b)


                        FIRST AMENDMENT TO LOAN AGREEMENT

         THIS FIRST AMENDMENT TO LOAN AGREEMENT (the "AMENDMENT"), dated as of the 21st day of October, 1999, by and among GREAT WESTERN DIRECTORIES, INC., a Texas corporation (the "BORROWER"), and BANK OF AMERICA, N.A. (F/K/A BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION), as a Lender and as Administrative Agent;

                              W I T N E S S E T H:

         WHEREAS, the Borrower, the Lender and the Administrative Agent are parties to that certain Loan Agreement dated as of May 14, 1999 (as heretofore amended, modified, supplemented and restated, the "LOAN AGREEMENT"); and

         WHEREAS, the Borrower has requested, and the Lender has agreed, subject to the conditions and on the terms set forth in this Amendment, to make certain amendments to the Loan Agreement, as provided in this Amendment;

         NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that all capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Loan Agreement, and further hereby agree as follows:

         1. AMENDMENT TO ARTICLE 1. Article 1 of the Loan Agreement, DEFINITIONS, is hereby amended by deleting the existing definitions of "CLEC NET PROCEEDS" and "EBITDA" in their entirety and substituting in lieu thereof the following:

                  "'CLEC NET PROCEEDS' shall mean, with respect to any sale, lease, transfer or other disposition of all or any part of the CLEC Business by the Parent or any of its Subsidiaries, the difference between (1) the difference between (a) the aggregate amount of cash received by the Parent or any of its Subsidiaries for such assets (including, without limitation, any payments received for non-competition covenants, consulting or management fees in connection with such sale, and any portion of the amount received evidenced by a promissory note or other evidence of Indebtedness issued by the purchaser), MINUS (b) the sum of (i) amounts reserved, if any, for taxes payable with respect to any such sale (after application (assuming application first to such reserves) of any available losses, credits or other offsets), (ii) reasonable and customary transaction costs properly attributable to such transaction and payable by the Parent or any of its Subsidiaries (other than to an Affiliate) in connection with such sale, lease, transfer or


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         other disposition of assets, including, without limitation, commissions and severance and other payments to employees due to termination of employment in an aggregate amount not to exceed $1,500,000.00, and (iii) until actually received by the Parent or any of its Subsidiaries, any portion of the amount received held in escrow or evidenced by a promissory note or other evidence of Indebtedness issued by a purchaser or non-compete, consulting or management agreement or covenant or otherwise for which compensation is paid over time, MINUS (2) amounts permitted to be paid pursuant to that certain Letter Agreement dated as of October 14, 1999 by the Lender in favor of Saville Systems, Inc., which amounts may not exceed $2,336,797.00 in the aggregate. Upon receipt by the Parent or any of its Subsidiaries of (A) amounts referred to in item (b)(iii) of the preceding sentence, or (B) if there shall occur any reduction in the tax reserves referred to in item (b)(i) of the preceding sentence resulting in a payment to the Parent or its Subsidiaries, such amounts shall then be deemed to be CLEC Net Proceeds.'"

                  "'EBITDA' shall mean, with respect to the Borrower and its Subsidiaries, on a consolidated basis, the sum of (a) Net Income for any period (after eliminating any extraordinary gains and losses), PLUS, (b) to the extent deducted in determining such Net Income, the sum of (i) depreciation and amortization, (ii) Interest Expense, (iii) income taxes paid and (iv) all other non-cash items, in each case, for such period, PLUS, (c) for each period ending on or prior to the earlier to occur of (i) June 30, 2000 and (ii) the Maturity Date, $3,000,000.00."

         2. AMENDMENT TO ARTICLE 6. Section 6.4 of the Loan Agreement, COPIES OF OTHER REPORTS, is hereby amended by adding new subsection (e) as follows:

                  "(e)   Within fifteen (15) days after the last day of each
         calendar month, a report setting forth EBITDA (for the twelve (12) consecutive calendar month period ending on such date), which report shall (i) be certified by the chief financial officer of the Borrower to have been prepared in accordance with GAAP and (ii) include calculations demonstrating the Borrower's compliance with Sections 7.8,
         7.9 and 7.14 hereof."

         3.       AMENDMENTS TO ARTICLE 7.

         (a) AMENDMENT TO SECTION 7.6. Section 7.6 of the Loan Agreement, INVESTMENTS AND ACQUISITIONS, is hereby amended by deleting the existing subsection (b) thereof in its entirety and substituting in lieu thereof the following:

                  "(b)   so long as no Default then exists or would be caused
         thereby and the Borrower has demonstrated pro forma compliance with Sections 7.8 and 7.9 hereof, the Borrower may make loans (i) to the Parent (A) to retire the CIBC Facility and, (B) in an aggregate amount not to exceed $3,000,000.00, for working capital needs and other corporate purposes of the Parent, and (ii) to any Affiliate Guarantor for working capital needs and other corporate purposes of such Affiliate Guarantor in


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         connection with the operation of the CLEC Business in an
         aggregate amount not to exceed $2,500,000.00 per calendar month (which amount shall be exclusive of payments made to satisfy the obligation of the Parent to Northern Telecom in connection with the purchase of certain switch equipment which amount shall not exceed $3,000,000.00) or $15,000,000.00 prior to the Maturity Date, in each case, so long as (x) each such loan is evidenced by a promissory note made by such Person in favor of the Borrower in form and substance satisfactory to the Administrative Agent and (y) each such promissory note is assigned as Collateral and delivered to the Administrative Agent."

         (b) AMENDMENT TO SECTION 7.8. Section 7.8 of the Loan Agreement, LEVERAGE RATIO, is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

                  "Section 7.8   LEVERAGE RATIO. (a) As of the end of any
         calendar quarter, and (b) at the time of any Advance hereunder (after giving effect to such Advance), the Borrower shall not permit its Leverage Ratio to exceed 5.00 to 1.00."

         (c) Article 7 of the Loan Agreement, NEGATIVE COVENANTS, is hereby further amended by adding new Section 7.14, MINIMUM EDITDA, as follows:

                  "Section 7.14 MINIMUM EBITDA. (a) As of the end of any calendar month, and (b) at the time of any Advance hereunder (after giving effect to such Advance), the Borrower shall not permit its EBITDA (for the twelve (12) consecutive calendar month period ending on the month end being tested in the case of Section 7.14(a) hereof, or on the most recently completed calendar month end in the case of Section 7.14(b) hereof) to be less than $8,000,000.00."

         4. AMENDMENTS TO ARTICLE 8. Section 8.1 of the Loan Agreement, EVENTS OF DEFAULT, is further hereby amended by (i) deleting the word "or" after the semicolon at the end of the existing subsection (q) thereof, (ii) adding a semicolon and the word "or", respectively, after the word "assets" at the end of the existing subsection (r) thereof, and (iii) adding new subsection (s) thereto as follows:

                  "(s)   The Borrower shall fail to sell, transfer or
         otherwise dispose of the CLEC Business on or prior to November 30, 1999."

         5. NO OTHER AMENDMENT OR CONSENT. Except for the amendments set forth above, the text of the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect. No waiver or consent by the Administrative Agent or the Lenders under the Loan Agreement or any other Loan Document is granted or intended except as expressly set forth herein, and the Administrative Agent and the Lenders expressly reserve the right to require strict compliance in all other respects (whether or not in connection with any Requests for Advance). Except as set forth herein, the amendments


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agreed to herein shall not constitute a modification of the Loan Agreement or any of the other Loan Documents, or a course of dealing with the Administrative Agent and the Lenders at variance with the Loan Agreement or any of the other Loan Documents, such as to require further notice by the Administrative Agent or the Lenders to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future.

         6. LOAN DOCUMENTS. This Amendment shall be deemed to be a Loan Document for all purposes under the Loan Agreement and the other Loan Documents.

         7. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

         8. GOVERNING LAW. This Amendment shall be construed in accordance with and governed by the laws of the State of California.

         9. SEVERABILITY. Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment and
Consent or caused it to be executed by their duly authorized officers, all as of the day and year first above written.


BORROWERS:                        GREAT WESTERN DIRECTORIES, INC.

                                  By:   //RICHARD A. O'NEAL//
                                     -----------------------------------------
                                        Name:   Richard A. O'Neal
                                        Title:  President


ADMINISTRATIVE AGENT
AND LENDERS:                      BANK OF AMERICA, N.A., as Administrative Agent
                                  and as Lender

                                  By:   //George V. Hausler//
                                     ------------------------------------------
                                        Name:  George V. Hausler
                                        Title: Vice President







                                             GREAT WESTERN DIRECTORIES, INC.
                                           FIRST AMENDMENT TO LOAN AGREEMENT
                                                              Signature Page